Exhibit 17.2

November 4, 2022

Dear BOD of Immune

I am tending my resignation effective immediately from the BOD.

My practice has become increasingly busy and I have no time to continue to serve.

I wish you all well.

Regards,

/s/ Dr. Cliff Selsky
Dr.Cliff Selsky